Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore California 94551 925 606 9200

FOR INFORMATION CONTACT:	Keith E. Pratt
Chief Financial Officer
925 606 9200

FOR RELEASE May 14, 2008

McGrath RentCorp Announces New Five-Year $350 Million Financing

Livermore, CA – May 14, 2008 – McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and electronic test equipment for general-purpose and communications needs, today announced that it has entered into a new $350 million credit facility with a syndicate of banks. The five year facility matures on May 14, 2013 and replaces the Company’s existing $190 million line of credit. Bank of America, N.A. served as Administrative Agent and Union Bank of California N.A., served as Syndication Agent. Banc of America Securities LLC served as the Sole Lead Arranger and Sole Book Manager.

The proceeds of the new facility will be used for working capital, capital expenditures, share repurchases and other general corporate purposes. Additional information regarding the new credit facility is available in the Company’s current report on Form 8-K, to be filed with the SEC on May 14, 2008.

Dennis Kakures, President and CEO stated, “We are very pleased to have secured this financing. Increasing the size of our credit facility in a tighter and more volatile financial market environment is a testament to the strength of our balance sheet and our cash flow generating businesses. With the increased capital this financing provides, we are well positioned to take advantage of opportunities for growing a larger McGrath RentCorp in the years ahead.”

About McGrath RentCorp

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers’ temporary and permanent space needs in California, Texas, Florida, North Carolina and Georgia. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K – 12 in California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

For more information on McGrath RentCorp, visit www.mgrc.com

This press release contains statements, which constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “estimates”, “will”, “should”, “plans” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed under “Risk Factors” and elsewhere in the Company’s 10-K, 10-Q and other SEC filings.